SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ISONICS CORPORATION

(Exact name of registrar as specified in its charter)

California	77-0338561
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5906 McIntyre Street Golden, Colorado	80403
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. ☐

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c) (2), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:  333-37696

Securities to be registered pursuant to Section 12(g) of the Act:

Class B Redeemable Common Stock Purchase Warrants

(Title of class)

Class C Redeemable Common Stock Purchase Warrants

(Title of class)

Item 1.                                   DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Isonics Corporation filed a registration statement on Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, on May 30, 2000, relating to its Class B Redeemable Common Stock Purchase Warrants and its Class C Redeemable Common Stock Purchase Warrants and amendments no. 1 (filed on May 11, 2001), 2 (filed on May 14, 2001) and 3 (filed on August 1, 2001).  This is amendment no. 4 to that registration statement.

Section 1(w) of the Amended and Restated Warrant Agreement between Isonics Corporation and Continental Stock Transfer & Trust Co., Inc. dated July 26, 2001, but effective as of August 31, 2001 which was filed as Exhibit 4.10 to amendment no. 3 to this registration statement (the “Warrant Agreement”) defines the term “Warrant Expiration Date” and provides in part as follows:

“Upon prior written notice to the Registered Holders, the Company (in its sole discretion) shall have the right to extend the Warrant Expiration Date.”

Amendment to the Warrant Agreement.  Pursuant to the authority granted in Section 1(w) of the Warrant Agreement and notification mailed to the Registered Holders on or about June 10, 2005, Isonics Corporation and Continental Stock Transfer & Trust Co., Inc. have entered into Amendment No. 1 to the Warrant Agreement which amends Section 1(w) to extend the Warrant Expiration Date until Friday, December 29, 2006.  As a result of such amendment, Section 1(w) of the Warrant Agreement reads as follows:

“Warrant Expiration Date” shall mean, unless the Warrants are redeemed as provided in Section 9 hereof prior to such date, 5:00 p.m. (New York time): (i) with respect to the Class B Warrants, on December 29, 2006, and (ii) with respect to the Class C Warrants, on December 29, 2006, or if earlier, the Redemption Date as defined herein, whichever date is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks located in the State of New York are authorized to close, then 5:00 p.m. (New York time)on the next following day which, in the State of New York, is neither a holiday nor a day on which such banks are authorized to close. Upon prior written notice to the Registered Holders, the Company (in its sole discretion) shall have the right to extend the Warrant Expiration Date.”

The Amendment to the Warrant Agreement is effective 30 days upon the filing of this amendment number 4 to Isonics Corporation’s registration statement on Form 8-A.

Class B Redeemable Common Stock Purchase Warrants.  Isonics has issued 1,982,610 Class B Redeemable Common Stock Purchase Warrants (the “Class B Warrants”),

The Class B Warrants will expire December 29, 2006.  The exercise price for the Class B Warrants is $1.50 per share, subject to certain dilution adjustments.  Each person exercising a Class B Warrant will receive one share of Common Stock and one Class C Redeemable Common Stock Purchase Warrant.

Provided that a registration statement relating to the issuance of the underlying securities is effective at the time, Isonics may redeem the Class B Warrants at a price of $0.10 per Warrant on not less than 30 days’ prior written notice if its Common Stock trades at or above $3.75 per share (subject to adjustment) for any 20 of 30 consecutive trading days ending not more than three days before the notice of redemption is deposited in the United States mails.

The Class B Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits, and recapitalizations.  Isonics is not required to issue fractional shares.  In lieu of the issuance of such fractional shares, we will pay cash to such holders of the Warrants.  In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date.

The holder of a Class B Warrant does not possess any rights as a shareholder of Isonics unless and until such holder exercises such Class B Warrant.

Class C Redeemable Common Stock Purchase Warrants.  Isonics has issued 202,500 Class C Redeemable Common Stock Purchase Warrants to holders who exercised 202,500 Class B Warrants.  Additional Class C Warrants will be issued to persons who exercise Class B Warrants prior to their expiration.  Each person who exercises a Class B Warrant will be entitled to receive a Class C Warrant in addition to a share of Isonics common stock.

The Class C Warrants expire December 29, 2006.  The exercise price for the Class C Warrants is $2.50 per share.  Each person exercising a Class C Warrant will receive one share of Common Stock.

Isonics may redeem the Class C Warrants at a price of $0.10 per Class C Warrant on the same terms and conditions as it may redeem the Class B Warrants.

The Class C Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits, and recapitalizations.  Isonics is not required to issue fractional shares.  In lieu of the issuance of such fractional shares, Isonics will pay cash to such holders of the Class C Warrants.  In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the exercise date.

The holder of a Class C Warrant will not possess any rights as a shareholder of Isonics unless and until such holder exercises such Class C Warrant.

Transfer Agent and Warrant Agent.  The Class B Warrants and the Class C Warrants are subject to a warrant agreement between Continental Stock Transfer & Trust Company, New York, New York, and Isonics Corporation.  Continental Stock Transfer & Trust Company is also the transfer agent and registrar for the Class B Warrants and the Class C Warrants.

Item 2.           EXHIBITS

Listed below are the exhibits filed as a part of the registration statement.

4.03	Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company(1)
4.06	Specimen Class B Warrant Certificate (included as a part of exhibit 4.09)
4.07	Specimen Class C Warrant Certificate (included as a part of exhibit 4.09)
4.08	Amendment No. 1 to Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company(2)
4.09	Amended and Restated Warrant Agreement effective as of January 15, 2001, between the Registrant and Continental Stock Transfer and Trust Company, Inc. (3)
4.10	Amended and Restated Warrant Agreement dated as of July 26, 2001, between the Registrant and Continental Stock Transfer and Trust Company, Inc. (4)
4.11	Amendment No. 1 dated as of June 10, 2005 (effective June 17, 2005) to Amended and Restated Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company (5)

(1)          Incorporated by reference from Exhibit 4.05 to the Registrant’s Registration Statement on Form S-4 and amendments thereto (Commission file number 333-37696).

(2)          Incorporated by reference from the Registrant’s Current Report on Form 8-K (File No. 001-12531) filed August 18, 2000.

(3)          Incorporated by reference from Exhibit 10.27 to the Company’s Registration Statement on Form S-4 and amendments thereto (Commission file number 333-37696).

(4)          Incorporated by reference from Exhibit 4.10 to amendment no. 3 to the Company’s Registration Statement on Form 8-A (Commission file number 001-12531).

(5)          Included herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

June 14, 2005	ISONICS CORPORATION

	By:	/s/ James E. Alexander
James E. Alexander, President and Chief Executive Officer